                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of Westfield America, Inc., the Managing General Partner of DPA, L.P., and the General Partner of Anita Associates:


We consent to the incorporation by reference in the registration statement (No. 333-52977) on Form S-3 of Westfield America, Inc. of our report dated May 27, 1998, with respect to the combined statement of revenue and certain expenses of Downtown Plaza and Santa Anita Fashion Park for the year ended December 31, 1997, which report appears in the Form 8-K/A of Westfield America, Inc. dated October 16, 1998 (date of earliest event reported, September 25, 1998). Such report contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules an regulations of the Securities and Exchange Commission as described in Note 1. It is not intended to be a complete presentation of Downtown Plaza and Santa Anita Fashion Park's combined revenue and expenses.


                                                       /s/ KPMG Peat Marwick LLP

San Diego, California
October 16, 1998